Exhibit 4.3

Description of Securities

Registered under Section 12 of the

Securities Exchange Act of 1934

The following is a brief description of the common stock, par value $.01 per share (the “Common Stock”), of Mastech Digital, Inc., a Pennsylvania corporation (“Mastech Digital”, “Mastech”, the “Company”, “us”, “our” or “we”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary description is based on the provisions of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, as amended (the “PBCL”), applicable to the Company, and the Company’s Amended and Restated Articles of Incorporation (“Articles”) and Amended and Restated Bylaws (“Bylaws”). It is not meant to be a complete description of the Common Stock and is qualified in its entirety by reference to the Articles and Bylaws, which are incorporated by reference herein and filed as exhibits to the Company’s Annual Report on Form 10-K of which this exhibit forms a part, and to the applicable provisions of the PBCL.

Authorized Capital Stock

Our authorized capital stock under our Articles consists of:

•	250,000,000 shares of Common Stock, $.01 par value; and

•	20,000,000 shares of Preferred Stock, without par value.

As of December 31, 2019, the following securities were issued and outstanding:

•	12,700,660 shares of Common Stock; and

•	No shares of Preferred Stock.

Description of Common Stock

Generally, the issued and outstanding shares of Common Stock vote together as a single class. Our Articles provide that our board of directors (“Board”) be divided into three classes, approximately equal in number, with staggered terms of three (3) years. Cumulative voting is not permitted in the election of directors or otherwise, and no preemptive rights have been granted to any shareholder.

Each share of Common Stock is entitled to one vote on all matters requiring a vote of shareholders and each shareholder is entitled to receive any dividends, in cash, securities or property, as the Board may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of Mastech Digital shares if Mastech Digital is insolvent or would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to share pro-rata in all of our remaining assets available for distribution. Our Common Stock does not have, nor is it subject to, any preemptive or similar rights.

Our Articles authorize the Board, without the approval of our shareholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by the Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock. There are currently no agreements or understandings with respect to the issuance of preferred stock, and the Board has no present intention to issue any shares of preferred stock.

Our Articles provide that the approval of 66 2/3% of the outstanding shares of Common Stock is required to either: (i) amend the Bylaws; (ii) remove a director; or (iii) approve any other action for which shareholder approval is required under Subchapters B through F of Chapter 19 (Fundamental Changes) of the PBCL.

Our outstanding shares of Common Stock are listed on the NYSE American under the symbol “MHH.”

Anti-Takeover Provisions

Election and Removal of Directors. Our Board is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our shareholders. A vote of at least 66 2/3% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. Vacancies on the Board may be filled by a majority vote of the remaining directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of our Bylaws and Articles, these provisions cannot be changed without the affirmative vote of the holders of not less than 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by the unanimous vote of the whole Board. Our Articles establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of the Board.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporations Law. The PBCL contains certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company, which apply automatically to different categories of Pennsylvania registered corporations unless the corporation elects to opt-out of those provisions. We are a Pennsylvania registered corporation of the type subject to the broadest number of those provisions, and as a result, except for the provisions from which we have opted out (as noted below), we are subject to the anti-takeover provisions described below. Descriptions of the anti-takeover provisions are qualified in their entirety by reference to the PBCL

The Company is subject to the provisions of the PBCL, which, among other things:

•

Provide that a corporation is permitted to use shareholder right plans, or “poison pills,” that preclude or limit the exercise of rights by a person making an offer to acquire shares of the corporation. We do not currently have a “poison pill”;

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Provide that shareholders are not entitled by statute to call special meetings of the shareholders and our Bylaws do not give shareholders any right to call special meetings. Our Bylaws provide that a special meeting of shareholders may be called only by the Board, either co-chairmen thereof or by the chief executive officer;

•	Provide that shareholders may not act by partial written consent except permitted by the Articles;

•

Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

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Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

We have opted out of Subchapters E, F, G and H of Chapter 25 (Registered Corporations) of the PBCL, which, among other things:

•

Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

Prohibit for five years, subject to certain exceptions, a “business combination” (which is defined broadly to include various transactions, including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•

Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless and until the voting rights are restored by the affirmative vote of the holders of at a majority of disinterested shares and majority of all voting shares (Subchapter 25G of the PBCL); and

•

Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased within 18 months of such announcement or acquisition (Subchapter 25H of the PBCL).